Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

BETWEEN:

THIS AGREEMENT is made and effective as of the February 1, 2012.

WHEELS GROUP INC.

a corporation incorporated under the laws of the Province of Ontario

(hereinafter referred to as "Wheels" or the “Corporation”)

- and -

TIM BOYCE,

an individual resident in the City of Oakville, in the Province of Ontario

(hereinafter referred to as the "Executive")

AND WHEREAS the Executive has agreed to accept employment with Wheels on the terms and conditions outlined in this employment agreement (this “Agreement”);

NOW THEREFORE, in consideration of the Executive’s commitment to perform his duties and responsibilities in a professional and competent manner, the Executive’s further commitment to devote his full professional time to the business and operations of Wheels, the mutual covenants contained herein, the additional consideration provided by this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Wheels and the Executive (collectively, the “Parties”) hereby agree as follows:

1.	Employment
1.1	Employment - Wheels agrees to employ, and the Executive accepts employment with Wheels, on a full-time basis as its Group VP Sales and Marketing.
1.2

Responsibilities and Duties – As Group VP Sales and Marketing, the Executive shall perform the duties and responsibilities outlined in Schedule “A” to this Agreement, and such other duties and responsibilities as may be assigned to the Executive by the Chief Operating Officer of Wheels Group Inc. (“Wheels”) that are commensurate with the Executive’s role.  In this position, the Executive shall report to the Chief Operating Officer of Wheels.

The Executive agrees to act in the best interests of Wheels at all times and to faithfully discharge his duties and responsibilities hereunder.  The Executive will devote his full professional time and attention to the business and affairs of Wheels, and the Executive agrees that he shall not undertake any other business or occupation or become a director, officer, employee or agent of any other Person without obtaining prior written approval from the Chief Operating Officer of Wheels.  The Executive further agrees to comply with any employment policies or practices of Wheels that may be implemented from time to time as such policies or practices may be subsequently amended by Wheels.

Private and Confidential

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1.3

Term - The Executive’s employment hereunder shall commence upon the Effective Date of this Agreement (the “Effective Date”) and shall continue for an indefinite period until this Agreement and the Executive’s employment hereunder is terminated pursuant to Article 3.

2.	Compensation and Benefits
2.1

Base Salary - The Executive shall receive an annual base salary of $200,000.00 (the "Base Salary"), less applicable statutory deductions and withholdings, which shall be payable by Wheels in accordance with its normal payroll practices.  The Executive shall be eligible for future reviews or adjustments in his Base Salary as shall be determined by the Corporation in its sole discretion.

2.2

Incentive Bonus - The Executive shall also be eligible to receive an annual incentive bonus of up to 50% of his Base Salary (the “Incentive Bonus”) at the discretion of the Corporation.  The payment of this Incentive Bonus shall be conditional upon the overall operational and financial performance of the Corporation and Wheels, and upon the Executive’s achievement of certain personal performance objectives to be mutually agreed between the Executive and the Chief Executive Officer of Wheels on an annual basis.

2.3

Group Benefits - The Executive shall be eligible to participate in any group benefit plans that may be provided by Wheels to the employees of its affiliates in accordance with the terms and conditions of the applicable plan.  The Parties acknowledge and agree that Wheels may amend or discontinue any group benefit plan for the employees of its affiliates, or change benefit carriers, from time to time in its sole discretion.

2.4

RRSP Contributions – The Executive shall be eligible to receive a contribution of $1,000.00 per month, payable by the Corporation into the Executive’s self-directed RRSP, provided that the Executive has sufficient available contribution room.

2.5

Vacation - The Executive shall be eligible for four weeks of paid vacation in 2012 calendar year and then five weeks of paid vacation in each calendar year thereafter.  Vacation shall be taken by the Executive in the year in which it is earned, and, unless otherwise approved in writing by the Chief executive Officer of Wheels, the Executive may carry over only a maximum of ten business days of vacation time into any subsequent year.  Any vacation time that is carried over by the Executive must then be used within the subsequent calendar year, unless alternate arrangements are made and prior approval is obtained from the Chief Operating Officer of Wheels.

The Executive shall take his vacation at a time or times reasonable for each of the Parties in the circumstances, taking into account the staffing requirements of the Corporation and the need for timely performance of the Executive’s duties and responsibilities pursuant to this Agreement.

2.6

Vehicle Allowance and Expenses – The Executive will be provided with an annual vehicle allowance of $12,000.00 (the “Vehicle Allowance”), payable in equal monthly instalments, for the purpose of assisting the Executive to perform his duties and responsibilities pursuant to this Agreement.  Additionally, the Corporation shall also

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reimburse the Executive for any reasonable expenses that he actually and properly incurs for vehicle operating costs, including gasoline, insurance, and maintenance and repair expenses.  The Executive acknowledges that the payment of all or part of this allowance and any other vehicle-related expenses may result in a taxable benefit to him.

2.7

Expenses - The Executive shall be also reimbursed for reasonable and proper expenses incurred by him in connection with the performance of the Executive’s duties and responsibilities hereunder, including business entertainment, professional memberships (if applicable), travel and other similar items.  Wheels shall reimburse the Executive for any business expenses that are properly incurred in accordance with the Corporation’s normal expense policies and/or practices, as they are amended from time to time, and upon the Executive providing appropriate receipts or other vouchers to the Corporation in support of such expense claims. Wheels shall also reimburse the Executive for his annual membership dues at the Toronto Golf Club (or such other golf club as may be determined by the Executive).

2.8

Stock Options – Subject to the terms of the Wheels Group Inc. Amended and Restated Stock Option Plan (the “Plan”), the Executive shall be granted in the aggregate 100,000 options to purchase common shares of Wheels at an exercise price that is equal to the Exercise Price (as such term is defined in the Plan), less any allowable discount that may be approved by the Board of Directors of Wheels (the “Board”) in accordance with the rules and regulations of the TSX Venture Exchange or the Toronto Stock Exchange (as applicable).  Nothing in this Section 2.8 shall prevent the Board, in its discretion, from granting additional options to the Executive to purchase common shares of Wheels at any time in the future.  Any such options granted to the Executive pursuant to this Section 2.8 or otherwise shall vest, and be exercisable by the Executive, in accordance with the terms and conditions of the applicable grant of options, the Plan itself, and this Agreement.

Further, the Parties agree that in the event that an Acceleration Event occurs (as such term is defined in the Plan), any and all options to purchase common shares of Wheels previously granted to the Executive that have not yet vested shall immediately vest and be exercisable by the Executive in accordance with the terms and conditions of the Plan.  The Parties agree that the Executive shall have the benefit of this accelerated vesting provision if an Acceleration Event occurs, notwithstanding any term or condition to the contrary that is contained in the Plan (or in the applicable grant of options) or in this Agreement.

The Executive specifically acknowledges and agrees that he shall not be eligible to receive any compensation whatsoever arising out of the cancellation of:  (a) any vested share option that the Executive fails to exercise in accordance with the terms of this Agreement or the Plan; (b) any vested share option if the TSX Venture Exchange or the Toronto Stock Exchange (as applicable) should, for any reason, require the Corporation to cancel or otherwise prevent, or in any way restrict, the exercise of such options; or (c) any vested or unvested share option that is cancelled upon the Executive’s resignation, cessation or termination of employment under the terms and conditions of this Agreement or under the Plan itself.  In the event of any conflict or inconsistency between the Plan and this Agreement, subject to the rules and policies of any stock

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exchange on which the securities of the Corporation may then be listed, the Parties agree that the terms and conditions of this Agreement shall prevail.

2.9

Directors and Officers Liability Insurance - The Executive shall receive coverage under the Corporation’s liability insurance policy for directors and officers in accordance with the terms of such policy, as it may be amended by the Corporation from time to time.

3.	Termination of Employment
3.1

Termination by Executive - The Executive may resign his employment at any time upon giving Wheels at least three months’ prior written notice.  The Parties agree that this notice period is provided for the sole benefit of Wheels and, as such, the Corporation may waive such notice in whole or in part by providing the Executive with pay in lieu of notice up to the effective date of his resignation.  Upon resignation, the Executive shall have no entitlement to further compensation except for unpaid Base Salary, Vehicle Allowance, and vacation earned to the effective date of his resignation, or any other compensation which is due and owing to the Executive on the effective date of his resignation.  All of the Executive's group benefits, RRSP contributions and any other allowances or perquisites shall immediately cease upon the effective date of the Executive’s resignation.

Additionally, in the event that the Executive resigns his employment, the Executive acknowledges and agrees that any and all options to purchase common shares of Wheels held by him that vested on or prior to the effective date of his resignation may be exercised by the Executive in accordance with the terms of the Plan.  For certainty, any options which have not vested as of the effective date of the Executive’s resignation shall be immediately cancelled and shall not be exercisable by the Executive at any time thereafter.

3.2

Termination for Just Cause – Wheels may immediately terminate the Executive's employment at any time for Just Cause without notice or compensation in lieu of notice except for unpaid Base Salary, Vehicle Allowance and vacation earned to the effective date of termination, or any other compensation which is due and owing to the Executive on the effective date of termination.  All of the Executive's group benefits, RRSP contributions and any other allowances or perquisites shall cease immediately upon the effective date of the Executive’s termination of employment for Just Cause.

Additionally, in the event that Wheels terminates the Executive’s employment for Just Cause, the Executive acknowledges and agrees that any and all options to purchase common shares of Wheels held by him that vested on or prior to the effective date of such termination may be exercised by the Executive in accordance with the terms of the Plan.  For certainty, any options which have not vested as of the effective date of the Executive’s termination for Just Cause shall be immediately cancelled and shall not be exercisable by the Executive at any time thereafter.

For the purposes of this Agreement, Just Cause includes, without limitation:

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3.2.1	the neglect or wilful failure by the Executive to substantially perform his duties as Group VP Sales and Marketing of Wheels (except by reason of any bona fide disability);
3.2.2	the Executive's misconduct involving the property, business or affairs of Wheels, Wheels or any of the other subsidiaries or affiliates of the Wheels Group;
3.2.3	any act of theft, fraud or dishonesty by the Executive;
3.2.4	any material conflict of interest involving the Executive;
3.2.5	the Executive's material breach of this Agreement;
3.2.6	any material failure by the Executive to comply with the policies, rules and regulations of Wheels; or
3.2.7	any other conduct that is determined by a court of competent jurisdiction to constitute just cause for the termination of the Executive’s employment.
3.3

Cessation of Employment upon Death or Disability – The Parties agree that the Executive’s employment shall cease and this Agreement shall terminate automatically upon the Executive’s death or, at the discretion of Wheels, upon the Executive’s Disability.  In the event that the Executive’s employment ceases pursuant to this Section 3.3, the Executive (or the Executive’s estate) shall be eligible to receive any unpaid Base Salary, Vehicle Allowance and vacation earned to the date that his employment ceases, as well as any other compensation which is due and owing to the Executive on the date that his employment ceases.  In the event that the Executive’s employment ceases because of his death or Disability, the Executive’s group benefits coverage and RRSP contributions shall immediately cease at the end of the statutory notice period (except as specifically provided for herein), and any other allowances or perquisites shall cease on the date that the Executive’s employment ceases.

The Parties agree that any options to purchase common shares of Wheels held by the Executive that vested upon or prior to the date that the Executive’s employment ceases by reason of death or Disability shall remain available to be exercised by him (or by his estate) subsequent to the cessation of his employment in accordance with the terms of the Plan.  The Executive acknowledges and agrees that any options that have not vested either upon or prior to the date that the Executive’s employment ceases by reason of death or Disability shall be immediately cancelled and shall not be exercisable by the Executive or by his estate at any time thereafter.

For the purposes of this Agreement, “Disability” means the Executive’s inability to substantially perform the duties and responsibilities of his position by reason of mental or physical illness, injury or disability for a period of more than 180 days, whether or not consecutive, in any period of 12 months.  In the event that the Executive’s employment ceases by reason of Disability, the Executive will be eligible to receive only his entitlements to notice of termination, termination pay and severance pay, if any, and if such notice or payment is required pursuant to the applicable employment standards

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legislation, in addition to any disability benefits to which the Executive is otherwise eligible.

3.4

Termination Without Just Cause – The Executive agrees that Wheels may immediately terminate his employment at any time without Just Cause by providing the Executive with written notice of termination, following which, the Corporation shall only pay or provide to the Executive:

3.4.1	a lump sum payment equal to 12 months of the Executive’s Base Salary and Vehicle Allowance;
3.4.2

if permitted by the benefits carriers of the Wheels Group, continued group benefits coverage for a period of 12 months from the effective date that the Executive’s employment is terminated (the “Severance Period”) or, in the alternative, a lump sum payment equal to the cost of the benefit premiums (calculated as of the date that is immediately prior to the effective date that the Executive’s employment is terminated) Wheels would have paid to provide the benefit to the Executive during the Severance Period, less applicable statutory deductions;

3.4.3	continued RRSP contributions throughout the Severance Period;
3.4.4

a further lump sum payment that is equal to the average annual Incentive Bonus earned by the Executive over the period of two years immediately prior to the effective date that the Executive’s employment is terminated; and

3.4.5	the continued vesting of options to purchase common shares of Wheels throughout the Severance Period.

The Parties agree that any options to purchase common shares of Wheels held by the Executive that have vested on or prior to the effective date of the termination of the Executive’s employment without Just Cause or that will vest at any time during the Severance Period shall remain available to be exercised subsequent to the termination of his employment in accordance with the terms of the Plan.  The Executive acknowledges and agrees that any options that have not vested either upon or prior to the expiry of the Severance Period shall be immediately cancelled at the end of the Severance Period and shall not be exercisable by the Executive at any time thereafter.

3.5

Full and Final Satisfaction - The notice of termination and/or payments in lieu of such notice provided to the Executive pursuant to Sections 3.3 or 3.4 above are inclusive of any and all statutory obligations that Wheels has to the Executive for notice of termination, termination pay and severance pay entitlements, if any, pursuant to the applicable employment standards legislation.  The Parties understand and agree that the notice and/or payments set out in Sections 3.3 or 3.4 above will be provided in full and final satisfaction of Wheels’ obligations to the Executive upon the termination or cessation of his employment and that in exchange for this notice and/or these payments, the Executive agrees to sign and return a Full and Final Release in favour of Wheels, and the other subsidiaries and affiliates of Wheels in a form acceptable to Wheels.  Further, the Executive acknowledges and agrees that upon receipt of the

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notice and/or payments set out in Sections 3.3 or 3.4, Wheels shall have any further or other liability to the Executive whatsoever, and the Executive hereby waives any right that he has, or may have, to receive reasonable notice at common law.

3.6

Resignation as Director or Officer – In the event that the Executive is a director or an officer of Wheels, or any of the other subsidiaries or affiliates of Wheels as at the date that this Agreement and the Executive’s employment is terminated for any reason, the Executive undertakes to immediately tender his resignation in writing from any position that the Executive holds as a director or an officer of Wheels, or any of the other subsidiaries or affiliates of Wheels, and that such resignation shall be effective upon the date of the Executive’s resignation or termination or the date that the Executive’s employment ceases by reason of death or Disability.

3.7

Return of Property and Confidential Information - Upon the termination of the Executive's employment for whatever reason, or otherwise upon the request of Wheels, the Executive agrees to immediately surrender to Wheels any of the Corporation’s property in his control or possession, including, without limitation, any access passes, equipment, corporate credit cards, cellular telephone/BlackBerry, laptop computer, keys, computer or voice mail passwords and any Confidential Information together with any copies or reproductions thereof and, further, the Executive undertakes to delete and destroy any files on any computer system, retrieval system or database that is not in the possession or control of the Corporation that may contain any Confidential Information belonging to Wheels, or any of the other subsidiaries or affiliates of Wheels.

4.	Non-Disclosure, Non-Competition and Non-Solicitation
4.1	For the purposes of this Agreement:
4.1.1

“Competitive Entity” means any Person that is engaged, as its primary business activity, in providing transportation and logistics services and solutions (including both dry and protected highway, intermodal dry full and partial load services, or ocean or air forwarding), or providing, in relation to transportation, supply chain solution services, outsourced logistics services, supply chain information systems, warehouse management services, or related analytical consulting and reporting services in direct competition with Wheels, or any of the other subsidiaries or affiliates of Wheels.

4.1.2	“Confidential Information” means any confidential or proprietary information belonging to Wheels, or any of the other subsidiaries or affiliates of Wheels, including, without limitation:
(a)	any and all trade secrets, intellectual property or Work Product,
(b)	information regarding Customers or Potential Customers (including names, contact information, purchasing preferences or habits, or other terms, conditions or requirements specific to that Person),
(c)	pricing or sales policies, techniques or concepts,

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(d)	business plans or forecasts,
(e)	other technical information or data,
(f)	any information relating to the operating results, borrowing arrangements or financial information, including cost and performance data, capital structure, and holdings of investors;
(g)

any information relating to any formula, design, prototype, compilation of information, data, program, code, method, technique or process used by Wheels, or any of the other subsidiaries or affiliates of Wheels with respect to any product or service;

(h)

any information contained in any written or oral policies and procedures or employee manuals, and personnel information, including personnel lists, resumes, personnel data, organizational structure and performance evaluations;

(i)

any information that the Corporation has agreed to hold in confidence or that is subject to a confidentiality agreement between a third party and Wheels, or any of the other subsidiaries or affiliates of Wheels; or

(j)	any other information that is generally regarded as confidential or proprietary by the Corporation or by the Board.
(k)

For greater clarity, Confidential Information shall not include any information that: (i) is as of the Effective Date or subsequently becomes generally available to the public, other than through a breach of this Agreement, (ii) becomes available to the Executive on a non-confidential basis from a source other than Wheels, or any of the other subsidiaries or affiliates of Wheels, provided that such information is not subject to an existing confidentiality agreement between any third party and Wheels, or any of the other subsidiaries or affiliates of Wheels, (iii) is otherwise disclosed to a third party by Wheels, or any of the other subsidiaries or affiliates of Wheels without any restriction on its use or disclosure or (iv) is required to be disclosed by operation of law or by the decision or order of a court or administrative tribunal of competent jurisdiction.

4.1.3

“Customer” means any Person that purchased products or services from Wheels, or any of the other subsidiaries or affiliates of Wheels, at any time within the 12 month period immediately prior to the date that this Agreement terminates for any reason and with whom the Executive had dealings during his employment.

4.1.4	“Person” means any individual, firm, corporation, association, limited liability company, unlimited liability company, partnership, or any other legal or business entity.

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4.1.5

“Potential Customer” means any Person that the Executive solicited or approached on behalf of Wheels, or any of the other subsidiaries or affiliates of Wheels at any time within the 12 month period immediately prior to the date that this Agreement terminates for any reason.

4.1.6	“Restricted Area” means the geographic area contained within Canada and the United States of America.
4.1.7	“Restricted Period” means the period commencing on the Effective Date and ending on the date that is 12 months after the effective date of the Executive’s resignation or termination of employment.
4.2

Non Disclosure of Confidential Information - The Executive agrees that during his employment, the Executive will have access to and be entrusted with, Confidential Information.  The Executive further agrees that this Confidential Information is the exclusive property of Wheels, and that the companies have the right to protect and maintain their Confidential Information.  Accordingly, the Executive agrees that he shall not, without the prior written consent of Wheels, at any time during the Executive’s employment or following the termination of this Agreement for any reason, directly or indirectly communicate or disclose to any Person, or use for any purpose other than in furtherance of the Corporation’s business, any of the Confidential Information.

The Executive agrees that in the event that he becomes legally compelled to disclose any Confidential Information pursuant to clause (iv) of paragraph 4.1.2 above, the Executive will immediately provide Wheels with written notice of same, including appropriate particulars of the required disclosure, so that Wheels may in its discretion seek a protective order or other appropriate remedy or waive compliance with this Section 4.2.  The Executive further agrees that he shall co-operate with Wheels on a commercially reasonable basis in its efforts to obtain a protective order or other remedy.  In the event that such protective order or other remedy is not obtained, or if Wheels waives compliance with this Section 4.2, the Executive agrees to disclose only that portion of the Confidential Information that he is legally compelled to disclose, and the Executive shall exercise commercially reasonable efforts to obtain reliable assurances from any Person to whom such information is disclosed that any such Confidential Information shall be treated confidentially.

4.3

Non-Competition - The Executive acknowledges that the Executive’s services are unique and extraordinary, and that his key position will give the Executive access to Confidential Information of substantial importance to Wheels, and the other subsidiaries or affiliates of Wheels.  Accordingly, the Executive hereby covenants and agrees that during the Restricted Period, the Executive will not, either individually or in partnership or jointly or in conjunction with any Person as employee, principal, agent, shareholder (other than as a holder of not more than five percent (5%) of the total stock of any publicly-traded entity) or in any other manner whatsoever carry on, be engaged with, be involved in, or lend his name to any Competitive Entity operating in the Restricted Area.

4.4	Non-Solicitation of Customers or Potential Customers – The Executive further covenants and agrees that during the Restricted Period, he shall not (except on behalf of

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Wheels, or any of the other subsidiaries or affiliates of Wheels), directly or indirectly contact or solicit any Customer or Potential Customer on behalf of a Competitive Entity, or assist any Person to contact or solicit any Customer or Potential Customer on behalf of a Competitive Entity.

4.5

Non-Solicitation of Employees and Contractors - The Executive agrees that during the Restricted Period, the Executive will not, either individually or in partnership or jointly or in conjunction with any Person:

4.5.1

Employ or retain any Person who is employed or retained by Wheels, or any of the other subsidiaries or affiliates of Wheels as an employee, consultant or independent contractor on the date that this Agreement terminates for any reason; or

4.5.2

Induce or solicit, or attempt to induce or solicit, any such employee, consultant or independent contractor to leave his, her or its employment or retainer with Wheels, or any of the other subsidiaries or affiliates of Wheels.

4.6

Fiduciary Obligations - The Executive acknowledges that the restrictive covenants contained in this Agreement are in addition to any obligations which the Executive may now or may hereafter owe to Wheels (including any fiduciary or other obligations at common law), and that the obligations contained in this Agreement do not replace any rights of Wheels with respect to any such other common law duties owed to them by the Executive.

4.7	Restrictions Reasonable - The Executive acknowledges that:
4.7.1

the limitations of time, geography and the definition of Competitive Entity set out in this Agreement are reasonable and necessary to protect the legitimate business interests of Wheels, and will not prevent the Executive from obtaining alternate employment or from earning a living;

4.7.2	he has unique and important relationships with the Customers and Potential Customers of Wheels, and the other subsidiaries or affiliates of Wheels; and
4.7.3

because of the nature of the Corporation’s business activity in providing transportation and logistics services and solutions and, in relation to transportation, supply chain solution services, outsourced logistics services, supply chain information systems, warehouse management services and related analytical consulting or reporting services to a base of Customers and Potential Customers located throughout Canada and the United States of America, the geographic scope of the Restricted Area is truly reasonable and necessary in order to protect the legitimate business interests of the Corporation and its subsidiaries and affiliates.

4.8

Injunctive Relief - The Executive acknowledges that his breach or threatened breach of any provision of Articles 4 or 5 will cause Wheels to suffer irreparable harm that cannot be calculated or fully or adequately compensated by recovery of damages alone.  Accordingly, the Executive agrees that Wheels shall be entitled, in addition to any other

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relief available to it, to the granting of interim, interlocutory and/or permanent injunctive relief without proof of actual damages or the requirement to establish the inadequacy of any of the other remedies available to it.  The Executive covenants not to assert any defence in proceedings regarding the granting of an injunction or specific performance based on the availability to Wheels of any other remedy.

4.9	Survival - The provisions of Articles 4 and 5 shall survive the termination of this Agreement and/or the employment of the Executive with Wheels, irrespective of how such termination is caused.
5.	OWNERSHIP OF WORK PRODUCT
5.1

Ownership of Work Product - The Executive will not acquire any right, title or interest in any Confidential Information or in any discovery, invention, trade secret, improvement or procedure created by the Executive (either working alone or working in conjunction with any other employee, consultant, independent contractor or agent of Wheels, or any of the other subsidiaries or affiliates of Wheels during the course of the Executive's employment with Wheels (collectively, the "Work Product").  Wheels will be the first owner of all of the Work Product and the Parties agree that all rights, title and interest in the Work Product, including all copyrights, patents, trade-marks, trade secrets and industrial designs, will be the exclusive property of Wheels.  For greater certainty, if the Executive contributes to any patentable invention or discovery arising out of or in the course of the Executive's employment under this Agreement, any such patentable invention or discovery will be the exclusive property of Wheels and Wheels will have the exclusive right to file patent applications in its name in connection therewith.

5.2

Assignment of Rights - If the Executive acquires, however, any right, title or interest in any of the Work Product or in any intellectual property rights relating to the Work Product, the Executive irrevocably assigns all such rights, title and interest throughout the world exclusively to Wheels (including any renewals, extensions or reversions relating thereto and including any right to bring an action or to collect compensation for past infringements).

5.3

Registrations - Wheels will have the exclusive right to obtain copyright registrations, letters patent, industrial design registrations, trademark registrations or any other protection in respect of the Work Product and the intellectual property rights in the Work Product anywhere in the world.  At the expense and request of Wheels, the Executive will both during and after the Executive's employment with Wheels, execute all documents and do all other acts necessary in order to enable Wheels to protect its rights in any of the Work Product and the intellectual property rights in the Work Product.

5.4

Moral Rights - The Executive irrevocably waives to the greatest extent permitted by law, for the benefit of Wheels, all the Executive's moral rights whatsoever in the Work Product, including any right to the integrity of any Work Product, any right to be associated with any Work Product and any right to restrict or prevent the modification or use of any Work Product in any way whatsoever.  The Executive irrevocably transfers

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to Wheels all rights to restrict any violations of moral rights in any of the Work Product, including any distortion, mutilation or other modification.
6.	Acknowledgment by Executive
6.1	The Executive specifically acknowledges and agrees that:
6.1.1	The Executive has had sufficient time to review this Agreement thoroughly;
6.1.2	The Executive has read and he understands the terms of this Agreement and the obligations contained herein;
6.1.3	The Executive received good and adequate consideration for entering into this Agreement, the receipt and sufficiency of which is hereby acknowledged;
6.1.4

The Executive specifically agrees to the restrictive covenants contained in Articles 4 and 5 above, and the Executive acknowledges that Wheels would not have offered the Executive employment if the Executive had not agreed to these restrictive covenants as a term and condition of his employment; and

6.1.5	The Executive has been given a sufficient opportunity to obtain independent legal advice prior to his execution of this Agreement.
7.	Notices
7.1

Notices - Any demand, notice or other communication to be made or given in connection with this Agreement shall be made or given by (i) personal delivery, (ii) mailed by registered mail, postage prepaid with return receipt requested, (iii) delivered by overnight or same-day courier service, or (iv) facsimile or email transmission, to the address set forth below or at such other address as designated by notice by either party to the other.  Notices delivered personally or by overnight or same-day courier service are deemed to be given and received as of the date of actual receipt.  Notices mailed by registered mail are deemed to be given and received three business days after mailing.  Notices delivered by facsimile or email transmission are deemed to be given and received on the next business day following the date that the facsimile or email transmission is sent.

To Wheels:

Wheels Group Inc.
5090 Orbitor Drive, Unit 1

Mississauga, Ontario   L4W 5B5

Attention:	Douglas W. Tozer, Chief Executive Officer
Telephone:	905-602-2700
Facsimile:	905-602-2799
Email:	dtozer@wheelsgroup.com

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To the Executive:

Tim Boyce

1310 Lakeshore Rd East

Oakville, Ontario, L6J 1L6

Telephone: 905-842-8581

Any party may change its address for service from time to time by providing written notice to the other party in accordance with this Section 7.1, and any subsequent notice shall be sent to such party at its amended address.

8.	General Provisions
8.1

Entire Agreement - This Agreement constitutes the entire agreement between the Parties, and supersedes all prior agreements, understandings, negotiations and discussions between them, whether oral or written.  There are no conditions, warranties, representations or other agreements between the Parties (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement.

8.2

Amendment and Waiver - No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by the Parties.  No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

8.3

Severability - Each article, section and paragraph of this Agreement is a separate and distinct covenant and is severable from all other separate and distinct covenants.  If any covenant or provision herein contained is determined to be void or unenforceable in whole or in part, it shall be deemed severed from this Agreement and such determination will not impair or affect the validity or enforceability of any other covenant or provision contained in this Agreement.  The remaining provisions of this Agreement will be valid, enforceable and remain in full force and effect.

8.4

Assignment - This Agreement may be assigned by Wheels or any of the other subsidiaries or affiliates of Wheels or to any third party in connection with any sale, merger, amalgamation or other corporate restructuring or reorganization of Wheels, provided that there is no material change in any of the terms and conditions of the Executive's employment and/or this Agreement.  The Executive may not assign this Agreement or any of the Executive's rights and obligations hereunder.

8.5

Governing Law – This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario.  The Parties also hereby attorn to the exclusive jurisdiction of the courts of the Province of Ontario in connection with any dispute, claim or proceeding arising out of, or in connection with, this Agreement or the Executive’s employment with Wheels.

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8.6	Headings - The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.
8.7

Counterparts - Wheels and the Executive agree that this Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original (including any counterpart that is executed by a party and is transmitted to the other party by facsimile or email transmission), and all of which when taken together constitute one and the same instrument.

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IN WITNESS WHEREOF this Agreement has been executed by the parties.

DATED AT Mississauga, Ontario (City, Province), this 18th day of June, 2012.

SIGNED, SEALED AND DELIVERED in the presence of: /s/ Ted Irwin	) ) ) ) )	/s/ Tim Boyce
Witness	) )	TIM BOYCE
DATED AT Mississauga, Ontario (City, Province), this 18th day of June, 2012.

)
	)	WHEELS GROUP INC.
) )
	)	Per: /s/ Douglas Tozer
	)	Douglas Tozer Chief Executive Officer, Wheels Group Inc.
)

Page 16.

SCHEDULE “A”

The primary role of the Group Vice President Sales and Marketing is to provide sales and marketing leadership and vision to Wheels and the Wheels Group of companies (“Wheels”).  The incumbent provides the sales and marketing direction and identifies growth opportunities.  The incumbent participates on the executive leadership team and supports the development of the company business plans and strategies and specifically, the incumbent is responsible for the development of sales and marketing strategies, plans and objectives.

KEY ACCOUNTABILITIES OF THE GROUP VICE PRESIDENT SALES AND MARKETING

Leadership Accountabilities

•	Conduct the Employee Development Process with team members on a formal annual basis as well as informally, when required, to provide coaching, mentoring and feedback on performance.
•	Possess thorough knowledge and appreciation for each business and their teams.
•	Provide coaching and training to the team members.
•	Assign tasks and duties related to new and ongoing projects to the team members.
•	Set department goals and objectives to meet Wheels Group corporate strategic goals.
•	Make recommendations regarding operation budgets and staffing requirements.

Job Specific Accountabilities

•	Lead the development of vision for the Wheels brand and messaging to both customer and external markets.
•	Develop the sales and marketing plans that support the vision and the business in achieving its corporate goals and objectives.
•	Work closely with the business leaders to develop and implement sales and marketing plans that support the growth of sales and achievement of their goals and objectives.
•	Establish relationships with key contacts of major customers and suppliers in order to facilitate the partnerships.
•	Participate directly in customer development initiatives.
•	Ensure Wheels is a market leader and is differentiated in products, services and practices.
•	Provide input on the executive leadership team to assist in developing their key initiatives and strategies.
•	Ensure proper employee development, HR practices and compensation programs.
•	Attract, develop and retain the right people.
•	Ensure Wheels meets all legal requirements.
•	Represent Wheels in the industry and trade associations.
•	Be an ambassador for Wheels and/or the Wheels Group with customers and suppliers.
•	Support our business in their industry recognition efforts e.g. 50 best, ISO.
•	Be a role model for quality and integrity.
•	Other duties and assignments as required.